Exhibit 15.3
[CUBE CONSULTING LETTERHEAD]
     The Board of Directors of
     Randgold Resources Limited (the “Company”)
          Re: Consent
     Gentlemen:
          Cube Consulting (“Cube”) hereby consents to the reference to Cube and its representative in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009 (the “Annual Report”) to which this consent is an exhibit, to any reference to Cube under the heading “Experts” in any registration statement into which the Annual Report is incorporated by reference, and to the citation and/or summarization of the reserve statement in the Annual Report as determined by Cube for the Kibali project.
     Dated this 30th day of March, 2010.
     Cube Consulting

By:	/s/ Quinton de Klerk
Name: Quinton de Klerk
Title: Director — Mining Engineering